ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-199966 Dated June 10, 2015

JPMorgan Chase & Co. Contingent Return Optimization Securities

Linked to the Russell 2000® Index due on or about June 29, 2018

Investment Description
Contingent Return Optimization Securities, which we refer to as the "Securities," are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase"), with a return linked to the performance of the Russell 2000® Index (the "Index"). If the Final Index Level is greater than or equal to the Trigger Level, JPMorgan Chase will repay your principal amount at maturity plus pay a return equal to the greater of the 10.00% Contingent Return and the Index Return, up to the Maximum Gain of between 40.00% and 47.00%, which will be finalized on the Trade Date and provided in the pricing supplement. If the Final Index Level is less than the Trigger Level, JPMorgan Chase will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Index Return. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. You will not receive dividends or other distributions paid on any stocks included in the Index, and the Securities will not pay interest. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

❑Contingent Return With Participation in Positive Performance of the Index Up to the Maximum Gain — At maturity, JPMorgan Chase will pay you the principal amount of the Securities plus a minimum return of 10.00% as long as the level of the Index does not close below the Trigger Level on the Final Valuation Date. The Securities also provide for the participation in any positive performance of the Index above the 10.00% Contingent Return, up to a Maximum Gain of between 40.00% and 47.00%, which will be finalized on the Trade Date and provided in the pricing supplement. If the Final Index Level is less than the Trigger Level, you will be fully exposed to the negative performance of the Index at maturity.

❑Contingent Repayment of Principal — The Contingent Return feature also provides for the contingent repayment of your principal at maturity. If you hold the Securities to maturity and the Final Index Level is greater than or equal to the Trigger Level, JPMorgan Chase will pay you at least your principal amount plus the Contingent Return. If you hold the Securities to maturity and the Final Index Level is below the Trigger Level, your investment will be fully exposed to any negative Index Return at maturity and JPMorgan Chase will pay less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the Index's decline from the Trade Date to the Final Valuation Date. The contingent repayment of principal applies only if you hold the Securities to maturity. You may lose some or all of your principal. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

	Trade Date[1]	June 25, 2015
	Original Issue Date (Settlement Date)[1]	June 30, 2015
	Final Valuation Date[2]	June 25, 2018
	Maturity Date[2]	June 29, 2018
	[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Securities remains the same.
	[2]	Subject to postponement in the event of a market disruption event and as described under "General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)" and "General Terms of Notes — Postponement of a Payment Date" in the accompanying product supplement no. UBS-1a-I ..

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES MAY HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 5 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-9 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-1A-I AND UNDER "RISK FACTORS" BEGINNING ON PAGE US-2 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT NO. 1A-I BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering
We are offering Contingent Return Optimization Securities linked to the Russell 2000® Index. The Securities are offered for a minimum investment of 100 Securities at the price to public described below. The return on the Securities is subject to, and will not exceed, the Maximum Gain. The Maximum Gain and Initial Index Level will be finalized on the Trade Date and provided in the pricing supplement. The actual Maximum Gain will not be less than the bottom of the range listed below, but you should be willing to invest in the Securities if the Maximum Gain were set equal to the bottom of that range.

Index	Contingent Return	Maximum Gain	Initial Index Level	Trigger Level*	CUSIP	ISIN
Russell 2000® Index	10.00%	40.00% to 47.00%	•	80% of the Initial Index Level	48127X377	US48127X3778

*Rounded to three decimal places

See "Additional Information about JPMorgan Chase & Co. and the Securities" in this free writing prospectus. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated November 7, 2014, product supplement no. UBS-1a-I dated November 7, 2014, underlying supplement no. 1a-I dated November 7, 2014 and this free writing prospectus. The terms of the Securities as set forth in this free writing prospectus, to the extent they differ or conflict with those set forth in product supplement no. UBS-1a-I, will supersede the terms set forth in product supplement no. UBS-1a-I.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement, product supplement no. UBS-1a-I and underlying supplement no 1a-I. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Russell 2000® Index		$10.00		$0.25		$9.75

[1]	See "Supplemental Use of Proceeds" in this free writing prospectus for information about the components of the price to public of the Securities.
[2]	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.25 per $10 principal amount Security. See "Plan of Distribution (Conflicts of Interest)" beginning on page PS-87 of the accompanying product supplement no. UBS-1a-I, as supplemented by "Supplemental Plan of Distribution" in this free writing prospectus.

If the Securities priced today and assuming a Maximum Gain equal to the middle of the range listed above, the estimated value of the Securities as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, would be approximately $9.688 per $10 principal amount Security. JPMS's estimated value of the Securities, when the terms of the Securities are set, will be provided by JPMS in the pricing supplement and will not be less than $9.50 per $10 principal amount Security. See "JPMS's Estimated Value of the Securities" in this free writing prospectus for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Securities

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term "JPMorgan Chase & Co." Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-1a-I, underlying supplement no. 1a-I and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-1a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-1a-I and "Risk Factors" in the accompanying underlying supplement no. 1a-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008409/e61360_424b2.pdf
♦	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
♦	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

As used in this free writing prospectus, the "Issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the Index.

♦You believe the level of the Index will increase over the term of the Securities and that the appreciation is unlikely to exceed an amount equal to the Maximum Gain indicated on the cover hereof (the actual Maximum Gain will be finalized on the Trade Date and provided in pricing supplement and will not be less than the bottom of the range listed on the cover hereof).

♦You understand and accept that your potential return is limited by the Maximum Gain and you would be willing to invest in the Securities if the Maximum Gain were set equal to the bottom of the range indicated on the cover hereof.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Index.

♦You are willing and able to hold the Securities to maturity.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which JPMS, is willing to trade the Securities.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

♦You require an investment designed to provide a full return of principal at maturity.

♦You cannot tolerate a loss of all or a substantial portion of your investment , or you are not willing to make an investment that may have the same downside market risk as a hypothetical investment in the Index.

♦You believe the level of the Index will decline over the term of the Securities and is likely to close below the Trigger Level on the Final Valuation Date, or you believe the Index will appreciate over the term of the Securities by more than the Maximum Gain indicated on the cover hereof (the actual Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range listed on the cover hereof).

♦You seek an investment that has unlimited return potential without a cap on appreciation.

♦You would be unwilling to invest in the Securities if the Maximum Gain were set equal to the bottom of the range indicated on the cover hereof.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦You seek current income from your investment or prefer not to forgo dividends paid on the stocks included in the Index.

♦You are unable or unwilling to hold the Securities to maturity and seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 5 of this free writing prospectus, "Risk Factors" in the accompanying product supplement no. UBS-1a-I and "Risk Factors" in the accompanying underlying supplement no. 1a-I for risks related to an investment in the Securities.

Indicative Terms
Issuer:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Principal Amount:	$10.00 per Security. The payment at maturity will be based on the principal amount.
Index:	Russell 2000® Index
Term[1]:	Approximately 3 years
Payment at Maturity (per $10 principal amount Security):

If the Final Index Level is greater than or equal to the Trigger Level, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × the greater of: (a) the Contingent Return and (b) the Index Return, subject to the Maximum Gain)

If the Final Index Level is less than the Trigger Level, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Index Return)

In this scenario, you will be exposed to the decline of the Index and you will lose some or all of your principal amount in an amount proportionate to the negative Index Return.

Index Return:	(Final Index Level - Initial Index Level) Initial Index Level
Contingent Return:	10.00%
Maximum Gain:	Between 40.00% and 47.00%. The actual Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 40.00% or greater than 47.00%. In no event will the return on the Principal Amount be greater than the Maximum Gain.
Initial Index Level:	The closing level of the Index on the Trade Date
Final Index Level:	The closing level of the Index on the Final Valuation Date
Trigger Level[2]:	80% of the Initial Index Level

1See footnote 1 under "Key Dates" on the front cover

2Rounded to three decimal places

Investment Timeline
Trade Date	The Initial Index Level is observed. The Maximum Gain is determined.

Maturity Date

The Final Index Level and the Index Return are determined.

If the Final Index Level is greater than or equal to the Trigger Level, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × the greater of: (a) the Contingent Return and (b) the Index Return, subject to the Maximum Gain)

If the Final Index Level is less than the Trigger Level, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Index Return)

Under these circumstances, you will be exposed to the decline of the Index and you will lose some or all of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-1a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as "open transactions" that are not debt instruments for U.S. federal income tax purposes, as more fully described in "Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments" in the accompanying product supplement no. UBS-1a-I. Assuming this treatment is respected, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the "constructive ownership" regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as "FATCA" may (if the Securities are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Securities, as well as to the payment of gross proceeds of a sale of a Security occurring after December 31, 2016 (including redemption at maturity). You should consult your tax adviser regarding the potential application of FATCA to the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Index. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-1a-I and the "Risk Factors" section of the accompanying underlying supplement no. 1a-I. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. We will pay you the principal amount of your Securities in cash only if the Final Index Level has not declined below the Trigger Level. If the Final Index Level is less than the Trigger Level, you will lose some or all of your principal amount in an amount proportionate to the negative Index Return. Accordingly, you could lose up to your entire principal amount.
♦	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	The Appreciation Potential of the Securities Is Limited by the Maximum Gain — The appreciation potential of the Securities is limited by the Maximum Gain. The Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range indicated on the front cover of this free writing prospectus. Accordingly, the appreciation potential of the Securities will be limited by the Maximum Gain even if the Index Return is greater than the Maximum Gain.
♦	The Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing level of the Index is above the Trigger Level. If you hold the Securities to maturity, JPMorgan Chase will repay your principal amount as long as the Final Index Level is not below the Trigger Level. However, if the Final Index Level is less than the Trigger Level, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the level of the Index from the Trade Date to the Final Valuation Date. The contingent repayment of principal based on whether the Final Index Level is below the Trigger Level applies only at maturity.

♦	Your Ability to Receive the Contingent Return May Terminate on the Final Valuation Date — If the Final Index Level is less than the Trigger Level, you will not be entitled to receive the Contingent Return on the Securities. Under these circumstances you will lose some or all of your principal amount in an amount proportionate to the negative Index Return. In addition, the Contingent Return applies only at maturity and any sale price prior to maturity will not reflect the full Contingent Return even if the level of the Index exceeds the Trigger Level at the time of sale.
♦	No Interest Payments — JPMorgan Chase will not make any interest payments to you with respect to the Securities.
♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as JPMS's estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to "Risk Factors — Risks Relating to Conflicts of Interest" in the accompanying product supplement no. UBS-1a-I for additional information about these risks.
♦	The Probability That the Final Index Level Will Fall Below the Trigger Level on the Final Valuation Date Will Depend on the Volatility of the Index — "Volatility" refers to the frequency and magnitude of changes in the level of the Index. Greater expected volatility with respect to the Index reflects a higher expectation as of the Trade Date that the Index could close below its Trigger Level on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. In addition, the Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement and depends in part on this expected volatility. However, the Index's volatility can change significantly over the term of the Securities. The level of the Index could fall sharply, which could result in a significant loss of principal.
♦	JPMS's Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities — JPMS's estimated value is only an estimate using several factors. The original issue price of the Securities will exceed JPMS's estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates — JPMS's estimated value of the Securities is determined by reference to JPMS's internal pricing models when the terms of the Securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than JPMS's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS's estimated value of the Securities generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See "Secondary Market Prices of the Securities" in this free writing prospectus for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
♦	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.

The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See "— Lack of Liquidity" below.
♦	Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors — The secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index, including:
♦	any actual or potential change in our creditworthiness or credit spreads;
♦	customary bid-ask spreads for similarly sized trades;
♦	secondary market credit spreads for structured debt issuances;
♦	the actual and expected volatility in the level of the Index;
♦	the time to maturity of the Securities;
♦	the dividend rates on the equity securities included in the Index;
♦	interest and yield rates in the market generally; and
♦	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.
♦	Investing in the Securities Is Not Equivalent to Investing in the Stocks Composing the Index — Investing in the Securities is not equivalent to investing in the stocks included in the Index. As an investor in the Securities, you will not have any ownership interest or rights in the stocks included in the Index, such as voting rights, dividend payments or other distributions.
♦	We Cannot Control Actions by the Sponsor of the Index and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of the Index and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. The index sponsor of the Index is not involved in this Security offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
♦	Your Return on the Securities Will Not Reflect Dividends on the Stocks Composing the Index — Your return on the Securities will not reflect the return you would realize if you actually owned the stock included in the Index and received the dividends on the stock included in the Index. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the Final Index Level, which reflects the closing level of the Index on the Final Valuation Date without taking into consideration the value of dividends on the stock included in the Index.
♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Index and could affect the value of the Index, and therefore the market value of the Securities.
♦	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on the Market Price of the Index — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Index or in futures, options or other derivative products on the Index may adversely affect the market value of the Index and, therefore, the market value of the Securities.
♦	The Final Terms and Valuation of the Securities Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Securities will be based on relevant market conditions when the terms of the Securities are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of JPMS's estimated value and the Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this free writing prospectus. Accordingly, you should consider your potential investment in the Securities based on the minimums for JPMS's estimated value and the Maximum Gain.

Risks Relating to the Index

♦	An Investment in the Securities Is Subject to Risks Associated with Small Capitalization Stocks — The equity securities included in the Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

Hypothetical Examples and Return Table

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 Security for a hypothetical range of Index Returns from -100.00% to +100.00% and assume an Initial Index Level of 100, a Trigger Level of 80 (which is 80.00% of the hypothetical Initial Index Level) and a Maximum Gain of 43.50% (the midpoint of the range of 40.00% to 47.00%). The hypothetical Initial Index Level of 100 has been chosen for illustrative purposes only and may not represent a likely actual Initial Index Level. The actual Initial Index Level and resulting Trigger Level will be based on the closing level of the Index on the Trade Date and will be provided in the pricing supplement. For historical data regarding the actual closing levels of the Index, please see the historical information set forth under "The Index" in this free writing prospectus. The actual Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 40.00% or greater than 47.00%. If the actual Maximum Gain as finalized on the Trade Date is less than 43.50%, the actual maximum payment at maturity on the Securities will be lower than the hypothetical maximum payments at maturity displayed below. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Initial Index Level, the Trigger Level and the Maximum Gain to be finalized on the Trade Date and provided in the pricing supplement and the Final Index Level on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Index Level	Index Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)
200.00	100.00%	$14.35	43.50%
190.00	90.00%	$14.35	43.50%
180.00	80.00%	$14.35	43.50%
170.00	70.00%	$14.35	43.50%
160.00	60.00%	$14.35	43.50%
150.00	50.00%	$14.35	43.50%
143.50	43.50%	$14.35	43.50%
130.00	30.00%	$13.00	30.00%
120.00	20.00%	$12.00	20.00%
115.00	15.00%	$11.50	15.00%
110.00	10.00%	$11.00	10.00%
105.00	5.00%	$11.00	10.00%
100.00	0.00%	$11.00	10.00%
95.00	-5.00%	$11.00	10.00%
90.00	-10.00%	$11.00	10.00%
80.00	-20.00%	$11.00	10.00%
70.00	-30.00%	$7.00	-30.00%
60.00	-40.00%	$6.00	-40.00%
50.00	-50.00%	$5.00	-50.00%
40.00	-60.00%	$4.00	-60.00%
30.00	-70.00%	$3.00	-70.00%
20.00	-80.00%	$2.00	-80.00%
10.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

Example 1 — The level of the Index increases by 60% from the Initial Index Level of 100 to the Final Index Level of 160.

Because the Final Index Level is greater than the Trigger Level, JPMorgan Chase will pay you your principal amount plus a return equal to the product of (i) the principal amount times (ii) the greater of (a) the Contingent Return of 10% and (b) the Index Return, subject to the Maximum Gain.

Because the Index Return of 60% is greater than the Contingent Return of 10% and the Maximum Gain of 43.50%, at maturity, JPMorgan Chase will pay you a cash payment per $10 principal amount Security equal to:

$10.00 + ($10.00 × Maximum Gain)
$10.00 + ($10.00 × 43.50%) = $14.35

You would receive $14.35 at maturity for each $10 principal amount Security for a total return on the Securities equal to the Maximum Gain of 43.50%.

Example 2 — The level of the Index increases by 15% from the Initial Index Level of 100 to the Final Index Level of 115.

Because the Final Index Level is greater than the Trigger Level, JPMorgan Chase will pay you your principal amount plus a return equal to the product of (i) the principal amount times (ii) the greater of (a) the Contingent Return of 10% and (b) the Index Return, subject to the Maximum Gain.

Because the Index Return of 15% is greater than the Contingent Return of 10%, but is less than the Maximum Gain of 43.50%, at maturity, JPMorgan Chase will pay you a cash payment per $10 principal amount Security equal to:

$10.00 + ($10.00 × Index Return)
$10.00 + ($10.00 × 15.00%) = $11.50

You would receive $11.50 at maturity for each $10 principal amount Security for a total return on the Securities equal to the Index Return of 15.00%.

Example 3 — The level of the Index decreases by 10% from the Initial Index Level of 100 to the Final Index Level of 90.

Even though the level of the Index has declined, because the Final Index Level is greater than the Trigger Level, JPMorgan Chase will pay you your principal amount plus a return equal to the product of (i) the principal amount times (ii) the greater of (a) the Contingent Return of 10% and (b) the Index Return, subject to the Maximum Gain.

Because the Index Return of -10.00% is less than the Contingent Return of 10%, at maturity, JPMorgan Chase will pay you a cash payment per $10 principal amount Security equal to:

$10.00 + ($10.00 × Contingent Return)
$10.00 + ($10.00 × 10.00%) = $11.00

You would receive $11.00 at maturity for each $10 principal amount Security for a total return on the Securities equal to the Contingent Return of 10.00%.

Example 4 — The level of the Index decreases by 60% from the Initial Index Level of 100 to the Final Index Level of 40.

Because the Final Index Level is less than the Trigger Level, JPMorgan Chase will not pay the Contingent Return and you will lose 1% of the principal amount for each 1% that the Index Return is below 0%.

Because the Index Return is -60.00% at maturity, JPMorgan Chase will pay you a payment at maturity of $4.00 per $10.00 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Index Return)
$10.00 + ($10.00 × -60.00%) = $4.00

You would receive $4.00 at maturity for each Security for a loss on the Securities of 60% (proportionate to the negative Index Return).

If the Final Index Level is less than the Trigger Level, investors will be exposed to the negative Index Return at maturity, resulting in a loss of principal that is proportionate to the Index's decline from the Trade Date to the Final Valuation Date. Investors could lose some or all of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Index

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under "Equity Index Descriptions — The Russell Indices" in the accompanying underlying supplement no. 1a-I.

Historical Information

The following table sets forth the quarterly high and low closing levels of the Index, based on daily closing levels of the Index as reported by the Bloomberg Professional® service ("Bloomberg"), without independent verification. The information given below is for the four calendar quarters in each of 2010, 2011, 2012, 2013, 2014 and the first calendar quarter of 2015. Partial data is provided for the second calendar quarter of 2015. The closing level of the Index on June 9, 2015 was 1,249.658. The actual Initial Index Level will be the closing level of the Index on the Trade Date. We obtained the closing level of the Index above and the closing levels of the Index and other information below from Bloomberg, without independent verification. Although Russell Investments publishes the official closing levels of the Index to six decimal places, Bloomberg publishes the closing levels of the Index to only three decimal places. You should not take the historical levels of the Index as an indication of future performance.

Quarter Begin	Quarter End		Quarterly Closing High	Quarterly Closing Low	Close
1/1/2010	3/31/2010		690.303	586.491	678.643
4/1/2010	6/30/2010		741.922	609.486	609.486
7/1/2010	9/30/2010		677.642	590.034	676.139
10/1/2010	12/31/2010		792.347	669.450	783.647
1/1/2011	3/31/2011		843.549	773.184	843.549
4/1/2011	6/30/2011		865.291	777.197	827.429
7/1/2011	9/30/2011		858.113	643.421	644.156
10/1/2011	12/31/2011		765.432	609.490	740.916
1/1/2012	3/31/2012		846.129	747.275	830.301
4/1/2012	6/30/2012		840.626	737.241	798.487
7/1/2012	9/30/2012		864.697	767.751	837.450
10/1/2012	12/31/2012		852.495	769.483	849.350
1/1/2013	3/31/2013		953.068	872.605	951.542
4/1/2013	6/30/2013		999.985	901.513	977.475
7/1/2013	9/30/2013		1,078.409	989.535	1,073.786
10/1/2013	12/31/2013		1,163.637	1,043.459	1,163.637
1/1/2014	3/31/2014		1,208.651	1,093.594	1,173.038
4/1/2014	6/30/2014		1,192.964	1,095.986	1,192.964
7/1/2014	9/30/2014		1,208.150	1,101.676	1,101.676
10/1/2014	12/31/2014		1,219.109	1,049.303	1,204.696
1/1/2015	3/31/2015		1,266.373	1,154.709	1,252.772
4/1/2014	6/9/2015	*	1,275.350	1,215.417	1,249.658

*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through June 9, 2015. Accordingly, the "Quarterly Closing High," "Quarterly Closing Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the daily performance of the Index from January 3, 2005 through June 9, 2015, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Trigger Level of 999.726, equal to 80% of the closing level of the Index on June 9, 2015. The actual Trigger Level will be based on the Initial Index Level and will be finalized on the Trade Date and provided in the pricing supplement.

Past performance of the Index is not indicative of the future performance of the Index.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Trade Date or the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your principal amount.

Supplemental Plan of Distribution

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Supplemental Use of Proceeds" in this free writing prospectus and "Use of Proceeds and Hedging" beginning on page PS-43 of the accompanying product supplement no. UBS-1a-I.

JPMS's Estimated Value of the Securities

JPMS's estimated value of the Securities set forth on the cover of this free writing prospectus is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. JPMS's estimated value does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Securities is derived from JPMS's internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS's estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates."

JPMS's estimated value of the Securities will be lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities" in this free writing prospectus.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see "Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors" in this free writing prospectus. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to nine months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by JPMS. See "Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period."

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See "Hypothetical Examples and Return Table" in this free writing prospectus for an illustration of the risk-return profile of the Securities and "The Index" in this free writing prospectus for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to JPMS's estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.